Exhibit 99.1

[LOGO] Gentiva(R) HEALTH SERVICES

--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

          Gentiva(R) Reports 2005 Second Quarter and Six-Month Results

Melville, N.Y., August 2, 2005 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, today reported net income of $8.7 million, or $0.35 per diluted share, for the second quarter ended July 3, 2005, compared to $6.0 million, or $0.22 per diluted share, for the second quarter ended June 27, 2004.

      Results for the 2005 second quarter included a $4.2 million income tax benefit due to a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Second quarter results for 2004 included a pre-tax gain of approximately $0.9 million from the sale of an investment in a Canadian homecare company. Excluding the impact of these nonrecurring items, Net Income - As Adjusted for the second quarter of 2005 was $4.5 million, or $0.18 per diluted share, compared with $5.4 million, or $0.20 per diluted share, for the second quarter of 2004. See the supplemental information for a reconciliation of "Net Income - As Reported" and "Net Income - As Adjusted."

      Second quarter 2005 net revenues were $220.1 million versus second quarter 2004 net revenues of $208.2 million. Gentiva's Medicare revenues for the second quarter of 2005 were $65.3 million, a 21.3% increase from the $53.8 million reported in the prior year period. The increase was due primarily to growth in admissions from greater referral opportunities and improved capacity, and the contribution of Gentiva's specialty programs, as well as the impact of the Heritage Home Care Services acquisition, which closed on May 1, 2005.

             3 Huntington Quadrangle, 200S, Melville, NY 11747-4627

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                                       2


      Medicaid and Local Government revenues were $37.8 million for the second quarter of 2005, a 3.1% decline from the $39.0 million reported in the second quarter of last year.

      Commercial Insurance and Other revenues for the second quarter of 2005 were $117.1 million, up 1.4% from the $115.4 million reported in the same period a year earlier. Excluding revenues from CIGNA, Commercial Insurance and Other revenues for the second quarter rose 8.5%, driven by services provided to other managed care customers. Revenues derived from CIGNA declined 3.7% due primarily to lower revenues from capitated plans partially offset by a revenue increase from CIGNA fee-for-service plans.

      For the six months ended July 3, 2005, net income was $12.8 million, or $0.51 per diluted share, compared with $15.2 million, or $0.56 per diluted share, for the six months ended June 27, 2004. Net revenues for the first six months of 2005 were $427.2 million versus first half 2004 net revenues of $422.2 million.

      Results for the 2005 and 2004 six-month periods included the special items referred to above, and for the six-month period of 2004, included the favorable settlement of the Company's 1997 Medicare cost reports, net of a revenue adjustment to reflect an industrywide repayment of certain Medicare reimbursements. The Medicare special items contributed $8.0 million to first half 2004 net revenues and income before income taxes.

      Excluding the impact of special items, Net Income - As Adjusted for the first half of 2005 versus the same period of 2004 was $0.34 versus $0.36 per diluted share, respectively. First half 2005 net revenues, excluding the special items and revenues from CIGNA, increased $23.3 million, or 8.3%. Revenues from CIGNA, which declined 7.8% in the first half of 2005, represented 28% of Gentiva's total net revenues for this period versus 31% in the first half of 2004.

      During the second quarter of 2005, Gentiva repurchased 283,800 shares of its common stock at an aggregate cost of $4.7 million and closed the Heritage acquisition at a cost of $11.5 million, excluding transaction costs of $0.5 million and working capital funding in excess of $3.5 million. As of July 3, 2005, Gentiva reported cash items and short-term investments of $83.4 million versus $103.6 million as of April 3, 2005, the end of the 2005 first quarter.

      "We've taken actions beginning in the second quarter that should improve our performace for the remainder of the year," said Gentiva Chairman and CEO Ron Malone. "In the Home Healthcare segment, we generated strong second quarter Medicare growth and continued our focus on capacity improvement, including training of newly hired clinicians and staff. We successfully completed the Heritage Home Care acquisition and concentrated on investing in our branch operations to generate greater returns.

      "Our CareCentrix segment contributed to positive revenue growth in the Commercial Insurance and Other category," he added, "even as we adjusted resources to match changing volume. Expanding managed care relationships contributed to the increase in non-CIGNA revenues. Though revenues from our CIGNA Healthcare relationship were not at the levels of the prior year, they were up sequentially between the first and


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                                       3


second quarters of 2005 due to increased PPO and Open Access business." See the following tables for additional segment information.

      Gentiva also affirmed its financial outlook for fiscal 2005, with net revenues in a range of $870 million to $890 million, and net income in a range of $0.75 to $0.83 per diluted share.

Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its second quarter and first half 2005 results during its conference call and live web cast to be held Wednesday, August 3, 2005, at 10:00 a.m. Eastern Time. To participate in the call from the United States or Canada, dial: (651) 291-0900. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within more than 250 locations in 35 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,500 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)


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                                       4


     (in 000's, except per share data)                         2nd Quarter                     Six Months
                                                               -----------                     ----------
                                                            2005           2004           2005           2004
                                                            ----           ----           ----           ----
Statements of Income
--------------------
     Net revenues                                        $ 220,135      $ 208,248      $ 427,242      $ 422,153
     Cost of services sold                                 138,628        129,910        265,857        260,553
                                                         ------------------------      ------------------------
     Gross profit                                           81,507         78,338        161,385        161,600
     Selling, general and administrative expenses          (72,658)       (67,809)      (144,417)      (134,178)
     Depreciation and amortization                          (1,911)        (1,904)        (3,647)        (3,749)
                                                         ------------------------      ------------------------
     Operating income                                        6,938          8,625         13,321         23,673
     Gain on sale of Canadian investment                        --            946             --            946
     Interest income, net                                      414            208            877            290
                                                         ------------------------      ------------------------
     Income before income taxes                              7,352          9,779         14,198         24,909
     Income tax benefit (expense)                            1,298         (3,814)        (1,423)        (9,714)
                                                         ------------------------      ------------------------
     Net income                                          $   8,650      $   5,965      $  12,775      $  15,195
                                                         ========================      ========================
Earnings per Share
------------------
   Net income:
     Basic                                               $    0.37      $    0.24      $    0.55      $    0.60
                                                         ========================      ========================
     Diluted                                             $    0.35      $    0.22      $    0.51      $    0.56
                                                         ========================      ========================
   Average shares outstanding:
     Basic                                                  23,271         25,068         23,358         25,305
                                                         ========================      ========================
     Diluted                                                24,935         26,818         24,981         26,967
                                                         ========================      ========================


Condensed Balance Sheets
------------------------
   ASSETS                                               July 3, 2005   Jan 2, 2005
   ------                                               ------------   -----------
     Cash, cash equivalents and restricted cash          $  36,645      $  31,924
     Short-term investments                                 46,750         81,100
     Net receivables                                       142,424        132,002
     Deferred tax assets                                    23,134         23,861
     Prepaid expenses and other current assets               7,882          6,057
                                                         ------------------------
          Total current assets                             256,835        274,944

     Fixed assets, net                                      19,951         19,687
     Deferred tax assets, net                               18,723         21,233
     Goodwill                                               10,613          1,325
     Other assets                                           18,518         14,909
                                                         ------------------------
         Total assets                                    $ 324,640      $ 332,098
                                                         ========================
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
     Accounts payable                                    $  25,462      $  25,896
     Payroll and related taxes                              10,413          9,356
     Medicare liabilities                                    8,545          9,949
     Cost of claims incurred but not reported               25,881         27,361
     Obligations under insurance programs                   32,506         34,660
     Other accrued expenses                                 26,707         31,117
                                                         ------------------------
          Total current liabilities                        129,514        138,339

     Other liabilities                                      18,945         21,819
     Shareholders' equity                                  176,181        171,940
                                                         ------------------------
          Total liabilities and shareholders' equity     $ 324,640      $ 332,098
                                                         ========================
     Common shares outstanding                              23,264         23,722
                                                         ========================




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                                       5



                                                                               Six Months
                                                                               ----------
Condensed Statements of Cash Flows                                        2005           2004
----------------------------------                                        ----           ----
OPERATING ACTIVITIES:
Net income                                                            $  12,775      $  15,195
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities
    Depreciation and amortization                                         3,647          3,749
    Provision for doubtful accounts                                       3,154          3,414
    Gain on sale of Canadian investment                                      --           (946)
    Reversal of tax audit reserves                                       (4,200)            --
    Deferred income taxes                                                 3,237          7,433
Changes in assets and liabilities:
    Accounts receivable                                                 (13,576)        (4,194)
    Prepaid expenses and other current assets                            (1,677)        (1,616)
    Current liabilities                                                 (13,564)        (7,479)
Other, net                                                                   33            169
                                                                      ------------------------
Net cash (used in) provided by operating activities                     (10,171)        15,725
                                                                      ------------------------
INVESTING ACTIVITIES:
Purchase of fixed assets                                                 (3,294)        (5,493)
Proceeds from sale of assets                                                 --          4,123
Acquisition of businesses                                               (12,040)            --
Purchases of short-term investments available-for-sale                 (106,900)       (25,000)
Maturities of short-term investments available-for-sale                 131,250          5,000
Purchases of short-term investments                                          --        (10,000)
Maturities of short-term investments                                     10,000         10,000
                                                                      ------------------------
Net cash provided by (used in) investing activities                      19,016        (21,370)
                                                                      ------------------------
FINANCING ACTIVITIES:
Proceeds from issuance of common stock                                    3,791          1,579
Changes in book overdrafts                                                4,586         (2,557)
Repurchases of common stock                                             (12,325)       (14,702)
Repayment of capital lease obligations                                     (176)          (162)
                                                                      ------------------------
Net cash used in financing activities                                    (4,124)       (15,842)
                                                                      ------------------------

Net change in cash, cash equivalents and restricted cash                  4,721        (21,487)
Cash, cash equivalents and restricted cash at beginning of period        31,924         97,438
                                                                      ------------------------
Cash, cash equivalents and restricted cash at end of period           $  36,645      $  75,951
                                                                      =========      =========


Note: Cash, cash equivalents and restricted cash includes restricted cash of $22.0 million and $21.8 million at the beginning and end of the 2005 and 2004 periods, respectively.


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                                       6


                                                                        2nd Quarter                   Six Months
                                                                        -----------                   ----------
                                                                    2005           2004          2005            2004
                                                                    ----           ----          ----            ----
 Supplemental Information
 ------------------------
    Net Revenues by Major Payer Source:
        Medicare (1)                                            $  65,290      $  53,839      $ 127,051      $ 116,441
        Medicaid and local government                              37,785         38,978         74,429         78,145
        Commercial insurance and other                            117,060        115,431        225,762        227,567
                                                                ------------------------      ------------------------
             Total net revenues                                 $ 220,135      $ 208,248      $ 427,242      $ 422,153
                                                                ========================      ========================
A reconciliation of net income between As Reported and
As Adjusted amounts, and the related diluted earnings
per share, follow (2):

        Net income - As Reported                                $   8,650      $   5,965      $  12,775      $  15,195
        Income tax (benefit) expense - As Reported (3)             (1,298)         3,814          1,423          9,714
                                                                ------------------------      ------------------------
        Income before income taxes - As Reported                    7,352          9,779         14,198         24,909
        Less: Gain on sale of Canadian investment (4)                  --           (946)            --           (946)
        Less: Medicare cost report settlement (1)                      --             --             --         (9,003)
        Add: Revenue adjustment for estimated Medicare
          repayment (1)                                                --             --             --          1,000
                                                                ------------------------      ------------------------
        Income before income taxes - As Adjusted                    7,352          8,833         14,198         15,960
        Less: income tax expense - At normalized rate (3)          (2,902)        (3,445)        (5,623)        (6,224)
                                                                ------------------------      ------------------------
        Net income - As Adjusted                                $   4,450      $   5,388      $   8,575      $   9,736
                                                                ========================      ========================
        Diluted Earnings per Share
        --------------------------
        Net income - As Reported                                $    0.35      $    0.22      $    0.51      $    0.56
                                                                ========================      ========================
        Net income - As Adjusted                                $    0.18      $    0.20      $    0.34      $    0.36
                                                                ========================      ========================
Segment Information
    Net revenues
        Home Healthcare Services                                $ 137,667      $ 127,801      $ 270,750      $ 265,006
        CareCentrix                                                87,069         85,492        166,003        167,615
        Intersegment revenues                                      (4,601)        (5,045)        (9,511)       (10,468)
                                                                ------------------------      ------------------------
    Total net revenues                                          $ 220,135      $ 208,248      $ 427,242      $ 422,153
                                                                ========================      ========================
    Operating contribution
        Home Healthcare Services                                $  12,111      $  13,901      $  23,717      $  35,152
        CareCentrix                                                 7,165          8,515         14,007         14,929
                                                                ------------------------      ------------------------
    Total operating contribution                                   19,276         22,416         37,724         50,081
    Corporate expenses                                            (10,427)       (11,887)       (20,756)       (22,659)
    Gain on sale of Canadian investment                                --            946             --            946
    Depreciation and amortization                                  (1,911)        (1,904)        (3,647)        (3,749)
    Interest income, net                                              414            208            877            290
                                                                ------------------------      ------------------------
    Income before income taxes                                  $   7,352      $   9,779      $  14,198      $  24,909
                                                                ========================      ========================


Notes:

1) Medicare revenues for the first six months of fiscal 2004 included approximately $9.0 million received in settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1997 cost reports, net of a $1 million estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. The Centers for Medicare & Medicaid Services determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net Income - As Adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using a normalized tax rate, which excludes the nonrecurring tax benefit as described in Note 3, and excluding the PRRB settlement and the estimated Medicare repayment as described in Note 1, as well as the second quarter 2004 gain on the sale of Gentiva's investment in a Canadian homecare company as described in Note 4, is a useful adjunct to "Net Income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the second quarter and first six months of fiscal years 2005 and 2004. Management believes the favorable resolution of tax audit issues as described in Note 3 should be excluded from "Net Income - As Adjusted" as this is a nonrecurring item which relates to prior periods. In addition, the PRRB settlement in the first six months of fiscal 2004, reduced by the Medicare estimated repayment,


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                                       7


      should be excluded from "Net Income - As Adjusted" as these items relate to reimbursement activities for the periods described in Note 1. Furthermore, the gain on the sale of the Canadian investment should be excluded from "Net Income - As Adjusted," since this is a nonrecurring item. For these reasons, management believes that "Net Income - As Adjusted" is useful to investors. Investors should not view "Net Income - As Adjusted" as an alternative to the GAAP measure of net income.

3) For the second quarter and first six months of fiscal year 2005, the Company's income tax benefit (expense) included a $4.2 million income tax benefit resulting from a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Management has excluded this nonrecurring item and has incorporated a normalized tax rate in its presentation of "Net Income - As Adjusted."

4) Income before income taxes for fiscal 2004 included a gain of $946,000 from the sale of Gentiva's 19.9% interest in a Canadian homecare company to whom Gentiva sold its Canadian operations in November 2000.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon Gentiva Health Services, Inc.'s ("the Company") current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

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